Exhibit 10.1

Date:	November 9, 2007

To:	Bruce Chizen

From:	Charles Geschke and John Warnock

Subject:	Transition Agreement

Although we understand and accept your decision to resign as Chief Executive Officer of Adobe Systems Incorporated as of November 30, 2007, your invaluable contributions, insight and leadership will be greatly missed.  We appreciate your willingness to help us through this phase of transition, as your continued support and assistance are important to our continued success.  We would like to offer you a transitional position as a strategic advisor to the Chief Executive Officer.  This assignment is expected to last until November 28, 2008.

In your role as strategic advisor, you will work with the Chief Executive Officer to transition your responsibilities, including working with key customers and strategic partners, and you will handle various other strategic projects as requested by the Chief Executive Officer and the Board of Directors.  It is expected that the transition matters and strategic projects will require at least twenty-four hours each week.

As compensation for this assignment, you will receive as salary an amount equal to 50% of your current base salary and you will be eligible to earn a target award for fiscal year 2008 under the Executive Cash Performance Bonus Plan equal to 75% of your new base salary.  Except as set forth in this letter, the rest of the terms relating to your employment, including eligibility for employee benefits, reimbursement of approved business expenses, option and performance share vesting, rights under your existing indemnity agreement and your at-will employment status, remain unchanged by this letter agreement.

In light of your resignation as Chief Executive Officer, you agree that you will no longer be eligible for any severance or change in control benefits that are currently offered to you under applicable compensation and benefit plans, policies and agreements.  In lieu of such rights, in the event the company (or any successor entity) terminates your employment in connection with a change in control (as defined in the company’s 2003 Equity Incentive Plan) prior to November 28, 2008, the company will pay you in a lump sum within 30 days after your termination an amount equal to the sum of the salary payments that you would have been paid, and the premiums for health and life insurance that would have been paid on your behalf under this letter agreement, between the effective date of the termination and November 28, 2008, plus your target award for 2008 (as described above, calculated as if 100% performance was achieved).  In addition, your then outstanding equity awards will become immediately vested as to the number of shares that would have vested under those awards in the ordinary course through November 28, 2008.

It is expected that you will continue as a member of the Company’s Board of Directors until the completion of your term, which will occur at the annual meeting of the stockholders for 2008, expected to be held in the spring.

Thank you once again for your valuable contributions.

Regards,

/s/ CHARLES GESCHKE
Charles Geschke
Co-Chairman of the Board

/s/ JOHN WARNOCK
John Warnock
Co-Chairman of the Board

Acknowledged and agreed:

/s/ BRUCE CHIZEN
Bruce Chizen